Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                           INVESCO PRIME INCOME TRUST

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Prime Income Trust was held on Friday, April 16, 2010. The Meeting was held for the following purposes:

(1) Elect 17 Trustees to the Board of Trustees of the Fund, each of whom will serve until his or her successor is elected and qualified.

(2)  Approval of a new Investment Advisory Agreement with Invesco Advisers, Inc.

(3) Approval of a new Master Sub-Advisory Agreement between Invesco Advisers, Inc. and its affiliates.

The results of the voting on the above matters were as follows:

Matters                          For       Withheld   Abstain
-------                      ----------   ---------   -------
(1) David C. Arch.........   57,468,706   3,265,260      0
    Bob R. Baker..........   57,456,664   3,277,302      0
    Frank S. Bayley.......   57,453,168   3,280,798      0
    James T. Bunch........   57,510,524   3,223,442      0
    Bruce L. Crockett.....   57,519,668   3,214,298      0
    Rod Dammeyer..........   57,492,556   3,241,410      0
    Albert R. Dowden......   57,504,063   3,229,903      0
    Jack M. Fields........   57,472,093   3,261,873      0
    Martin L. Flanagan....   57,488,361   3,245,605      0
    Carl Frischling.......   57,428,792   3,305,174      0
    Prema Mathai-Davis....   57,486,313   3,247,653      0
    Lewis F. Pennock......   57,499,088   3,234,878      0
    Larry Soll............   57,458,315   3,275,651      0
    Hugo F. Sonnenschein..   57,451,235   3,282,731      0
    Raymond Stickel, Jr...   57,505,349   3,228,617      0
    Philip A. Taylor......   57,470,789   3,263,177      0
    Wayne W. Whalen.......   57,492,057   3,241,909      0

                                                  For       Withheld    Abstain    Non-Votes
                                              ----------   ---------   ---------   ---------
(2) Approval of a new Investment Advisory
    Agreement with Invesco Advisers, Inc...   46,758,878   2,275,606   3,108,095   8,591,386
(3) Approval of a new Master Sub-Advisory
    Agreement between Invesco Advisers,
    Inc. and its affiliates ...............   46,980,601   2,154,530   3,007,448   8,591,386